Exhibit 10.32

Sotera Health Company

Non-Employee Director Compensation Policy

The purpose of this Non-Employee Director Compensation Policy (the “Policy”) of Sotera Health Company, a Delaware corporation (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries (“Non-Employee Directors”). In furtherance of this purpose, all Non-Employee Directors serving on the Company’s Board of Directors (the “Board”) shall be compensated for services provided to the Company as set forth below, unless otherwise determined by the Board.

1. Cash Retainers

a. Annual Cash Retainer for Board Membership: $75,000

b. Additional Annual Cash Retainer for Lead Independent Director (if applicable): $35,000

c. Additional Annual Cash Retainers for Committee Membership:

Audit Committee Chair	$25,000
Audit Committee Member (other than the Chair)	$7,500
Compensation Committee Chair	$20,000
Compensation Committee Member (other than the Chair)	$5,000
Nominating and Corporate Governance Committee Chair	$15,000
Nominating and Corporate Governance Committee Member (other than the Chair)	$2,500

d. Payment of Annual Cash Retainers; Pro-Ration: All cash retainers shall be paid prospectively on a quarterly basis, pro-rated (i) for any Non-Employee Director whose service (or whose service in any of the additional capacities described above) commences during a calendar year, and (ii) for the calendar year in which the Company’s initial public offering (the “IPO”) occurs, such that the annual retainer is reduced proportionately for any calendar month prior to the month in which such service commenced or the closing of the IPO occurred, respectively.

2. Equity Awards

a. Equity Grants. Grants of equity awards to Non-Employee Directors pursuant to this Policy will be automatic and nondiscretionary (without the need for any additional corporate action by the Board or the Compensation Committee of the Board).

b. Annual Equity Grant. On the day immediately after each regular annual shareholders meeting, each then serving Non-Employee Director shall receive an annual grant of restricted stock units (“RSUs”) under the Company’s 2020 Omnibus Incentive Plan (the “Plan”) determined by dividing $225,000 by the Fair Market Value (as defined in the Plan) on the date of grant, rounded down to the nearest whole RSU, and evidenced by an award agreement in the form approved by the Board for such purpose prior to such grant (the “Annual Equity Grant”).

The RSUs subject to the Annual Equity Grant shall vest in full on the earlier of (i) the first anniversary of the date of grant, or (ii) the date immediately prior to the Company’s next regular annual shareholders meeting, in either case subject to such Non-Employee Director’s continued service as a Non-Employee Director through such vesting date. In addition, each Non-Employee Director who is serving on the Board as of the IPO date shall receive a prorated equity grant for his or her service on the Board between the IPO date and the date of the first annual shareholders meeting following the IPO date with a grant date value of $135,000 (the “Initial Grant”). The RSUs subject to the Initial Grant shall vest in full on the date immediately prior to the first annual shareholders meeting following the IPO date, subject to such Non-Employee Director’s continued service as a Non-Employee Director through such date. The number of RSUs awarded under the Initial Grant to each such Non-Employee Director serving as of the IPO date shall be determined by dividing $135,000 by the Fair Market Value (as defined in the Plan) on the date of grant, rounded down to the nearest whole RSU. The Initial Grant shall be made on or as soon as reasonably practicable following the closing date of the IPO.

c. Acceleration. All RSUs granted pursuant to this Policy shall vest in full immediately prior to, but conditioned upon, the consummation of a Change in Control (as defined in the Plan) in the event that the Acquiror (as defined in the Plan) does not assume such RSUs in connection with the Change in Control.

d. Revisions. The Board in its discretion may change and otherwise revise the terms of awards to be granted pursuant to this Policy, including, without limitation, the number of shares subject thereto or the vesting terms of such awards, on a prospective basis, to the extent permitted by the Plan.

3. Expenses

The Company shall reimburse Non-Employee Directors for all reasonable and properly documented out-of-pocket expenses (including, without limitation reasonable travel, lodging and meal expenses) that such Non-Employee Directors incur in connection with attendance at meetings of the Board, the board of directors of any of the Company’s subsidiaries and any committees thereof, in accordance with the terms of the Company’s Bylaws and the Company’s expense reimbursement policy, as in effect from time to time.

ADOPTED: November 10, 2020

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